Exhibit 99.1

USA Truck Appoints George T. Henry Senior Vice President of USAT Logistics, Announces Retirement of James A. Craig

Appointment of Respected Industry Veteran Adds World-Class Logistics Expertise. USA Truck Deepens Already Strong Leadership Team

Van Buren, AR – March 26, 2018 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider headquartered in Van Buren, AR, announced today that Mr. George T. Henry has accepted the position of Senior Vice President – USAT Logistics.  The Company also announced that Executive Vice President, Chief Commercial Officer, and President – USAT Logistics, Mr. James A. Craig will retire, effective May 1, 2018.

George T. Henry brings 15 years of experience in logistics and transportation. Most recently, Mr. Henry served as Vice President of Logistics and Knight Dedicated at Knight Transportation for the last five years. He began his career with Transplace where he advanced in progressively more responsible roles, culminating in his promotion to Vice President of Capacity Services. USA Truck President and CEO, James D. Reed, said of Mr. Henry, “George brings a strong understanding, capability, and process discipline to our team. His proven results in the logistics business with the marquee organizations in our industry immediately brings a critical business advantage and credibility to USA Truck. We are delighted that George has joined our already talented team.”

James A Craig joined USA Truck a little over two years ago at a time when the Company was seeking greater professional management in its commercial and logistics management. “Jim’s contributions to the organization have been important to our recently improving financial results and his specific contributions in both sales and USAT Logistics provide a strong foundation on which to build,” stated Reed.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Company Contact

USA Truck, Inc.

Jason Bates, EVP & CFO

(479) 471-2672

jason.bates@usa-truck.com

Jimmie Acklen, Investor Relations Liaison

(479) 471-3430

jimmie.acklen@usa-truck.com